THERAGENICS CORPORATION
                      5325 OAKBROOK PARKWAY
                     NORCROSS, GEORGIA  30093

             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



     You are cordially invited to attend the Annual Meeting of Stockholders of Theragenics Corporation (the "Company") to be held at 10:00 A.M., Atlanta time, on Friday, June 30, 1995, at the Holiday Inn, 6050 Peachtree Industrial Blvd., N.W., Norcross, Georgia 30071 for the following purposes:

     1.   To elect two directors;

     2. To consider and vote on a proposal to ratify the appointment of Grant Thornton as independent public accountants;

     3. To consider and act upon the proposal to approve the adoption of the Company's 1995 Stock Option Plan; and

     4.   To transact such other business as may properly come
          before such   meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on May 5, 1995, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the meeting.


                              Sincerely,


                              /s/Bruce W. Smith
                              Bruce W. Smith,
                              Secretary
Norcross, Georgia
May 26, 1995

                      YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF
STOCKHOLDERS, YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED
FORM OF PROXY AND MAIL IT IN THE ENCLOSED ENVELOPE, WHICH
REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS
IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU DO ATTEND THE
MEETING AND DECIDE THAT YOU WISH TO VOTE IN PERSON, YOU MAY
WITHDRAW YOUR PROXY.

                     THERAGENICS CORPORATION
                      5325 Oakbrook Parkway
                     Norcross, Georgia  30093

                         PROXY STATEMENT


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Theragenics Corporation (the "Company") to be voted at the Annual Meeting of Stockholders of the Company to be held on Friday, June 30, 1995, at the Holiday Inn, 6050 Peachtree Industrial Blvd., N.W., Norcross, Georgia 30071, at 10:00 o'clock in the morning, Atlanta time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

     The Board of Directors has fixed the close of business on May 5, 1995, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the forthcoming Annual Meeting of Stockholders or any adjournment thereof. Any person giving a proxy in the form accompanying this statement has the power to revoke it at any time prior to its exercise. A proxy may be revoked by attending and voting at the meeting or by written notice to the Secretary of the Company received at the Company's offices at 5325 Oakbrook Parkway, Norcross, Georgia, 30093 prior to the date of the Annual Meeting. When proxies are returned properly executed, the shares represented thereby will be voted as directed in the executed proxy. If the Proxy is returned but no choice is specified therein, it will be voted for the election of the nominees named therein and for each of the listed proposals.

     The expenses for soliciting proxies for the forthcoming Annual Meeting of Stockholders are to be paid by the Company. Solicitation of proxies may be made by means of personal calls upon, or telephonic or telegraphic communications with, stockholders or their personal representatives by directors, officers and employees of the Company, who will not be specially compensated for such services. The Company may or may not engage a proxy service to assist the Company in the solicitation of proxies. It is anticipated that this Proxy Statement and enclosed Proxy will first be mailed to stockholders entitled to notice of and to vote at the Annual Meeting on or about May 26, 1995.


         VOTING SECURITIES AND PRINCIPAL SECURITY HOLDERS

     As of May 5, 1995, the Company had outstanding and entitled to vote at the Annual Meeting 10,988,887 shares of Common Stock, par value $.01 per share ("Common Stock").

     The holders of Common Stock are entitled to vote as a single class and to one vote per share, exercisable in person or by proxy, at all meetings of stockholders. Holders of Common Stock do not have any cumulative voting rights. Abstentions and "broker non-votes" are counted for purposes of determining the presence or absence of a quorum for the transaction of business but not counted in determining the numbers of shares voted for or against any nominee for director or any proposal. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy and casting votes for the position on the Board which that nominee represents.

     The following table sets forth the ownership of the Company's Common Stock as of May 5, 1995 by each person known to the Company to be the beneficial owner of more than 5% of such Common Stock, by each executive officer and director and by all executive officers and directors as a group:

                                    Amount and
                                     Nature of     Percentage of
Name and Address                    Beneficial      Common Stock
of Beneficial Owner                 Ownership(1)   Outstanding(2)

Mr. Charles Klimkowski               74,900 (3)           *
208 South LaSalle Street
Chicago, IL 60604

M. Christine Jacobs                 219,070 (4)          2.0%
5325 Oakbrook Parkway
Norcross, GA 30093

Bruce W. Smith                      134,355 (5)          1.2%
5325 Oakbrook Parkway
Norcross, GA 30093

John V. Herndon                     189,415 (6)          1.7%
617 Longview Drive
Waynesville, N.C. 28786

Peter A.A. Saunders                  66,000 (7)           *
2 Regents Close
South Croydon, Surrey CR2 7BW
England

Orwin L. Carter, Ph.D.               37,000 (8)           *
1029 Third Avenue South
Stillwater, MN 55082

Otis W. Brawley, M.D.                12,000 (9)           *
9715 Hill Street
Kensington, MD 20895

All Directors and Officers          732,740 (10)         6.3%
as a Group (seven persons)

Non-Management Owning > 5%
Bellingham Industries Inc.        2,383,500             21.7%
Urraca Building
Frederico Boyd Avenue
Panama City, Panama



 *       Less than 1%

 (1) Each person named in the table has sole voting and investment power with respect to all shares of Common
         Stock shown as  beneficially owned by him or her.

 (2) The percentage of shares of Common Stock is calculated assuming that the beneficial owner has exercised any conversion rights, options or other rights to subscribe held by such beneficial owner that are currently exercisable or exercisable within 60 days and that no other conversion rights, options or other rights to subscribe have been exercised by anyone else.

 (3) Includes 24,000 shares purchasable by Mr. Klimkowski within 60 days upon exercise of options.

 (4) Includes 217,570 shares purchasable by Ms. Jacobs within 60 days upon exercise of options.

 (5)     Includes 132,855 shares purchasable by Mr. Smith within
         60 days upon exercise of options.

 (6) Includes 189,415 shares purchasable by Mr. Herndon within 60 days upon exercise of options.

 (7) Includes 66,000 shares purchasable by Mr. Saunders within 60 days upon exercise of options.

 (8)     Includes 36,000 shares purchasable by Dr. Carter within
         60 days upon exercise of options.

 (9) Includes 12,000 shares purchasable by Dr. Brawley within 60 days upon exercise of options.

(10) Includes 677,840 shares purchasable by all executive officers and directors within 60 days upon exercise of options.

                       PROPOSAL NUMBER ONE

                      ELECTION OF DIRECTORS

    The Board of Directors of the Company is divided into three classes (Class I, Class II and Class III) with two directors in each class. One class of directors is elected each year for a three-year term. Two directors, representing the Class III Directors, are to be elected at the Annual Meeting. These Class III Directors will serve until the Annual Meeting of Stockholders in 1998 or until their successors shall have been elected and qualified. The current Board of Directors has selected, and will cause to be nominated at the meeting, Dr. Orwin L. Carter and Ms.
M. Christine Jacobs, who upon election will comprise the Class III Directors of the Board of Directors.

    Provided that a quorum of stockholders is present at the meeting in person or by proxy, directors will be elected by a plurality of the votes cast at the meeting. The persons named on the enclosed proxy card or their substitutes will vote all of the shares that they represent for the above-named nominee unless instructed otherwise on the proxy card. If at the time of the Annual Meeting of Stockholders any nominee is unable or declines to serve, the discretionary authority provided in the proxy will be exercised to vote for a substitute. Management has no reason to believe that a substitute nominee will be required.

    The directors and director nominees have supplied the Company with the following information concerning their age, principal employment, other directorships and positions with the
Company:


  Director/Nominee      Principal Occupation and
                        Other Information

Class I Directors
John V. Herndon         Mr. Herndon joined the Company in April
Director since 1987     1987, as Executive Vice President and in
Age: 54                 July 1989, was appointed President,
                        Chief Executive Officer and Chairman of
                        the Board of Directors of the Company.
                        In August 1993, Mr. Herndon relinquished
                        his role as Chief Executive Officer
                        while retaining his position as Chairman
                        of the Board of Directors of the
                        Company. Mr. Herndon stepped down as
                        Chairman of the Board in December 1994,
                        and currently serves as a Director as
                        well as serving the Company in the
                        position of Advisor-to-the-President.

Peter A.A. Saunders     Mr. Saunders is manager/owner of PASS
Director since 1989     Consultants, a Great Britain based
Age: 53                 management consulting firm established
                        in 1988. From April 1991 to April 1993,
                        Mr. Saunders was also Managing Director
                        of United Artists Communications in
                        London, a cable television and telephone
                        service provider. Mr. Saunders presently
                        serves as a non-executive director for
                        several other British companies
                        including Coughlan's Patisserie (bakery
                        shops), Mayday Healthcare Trust
                        (hospital), Allied Radio plc (radio
                        stations), and Eurobell (Sussex) Ltd.
                        (cable TV and telecommunications).


Class II Directors
Charles R. Klimkowski   Since 1980, Mr. Klimkowski has been
Director since 1993     employed by The Chicago Corporation,
Age: 59                 most recently as a Senior Vice
                        President and Director, a Portfolio
                        Manager and a member of the Investment
                        Policy Committee. Mr. Klimkowski was
                        elected to the post of Chairman of
                        Theragenics' Board of Directors in
                        December 1994.

Otis W. Brawley, M.D.   Since 1990, Dr. Brawley has been Program
Director since 1995     Director of the Community Oncology and
Age: 36                 Rehabilitation Branch, Early Detection
                        and Community Oncology Program, a
                        Division of Cancer Prevention and
                        Control of the National Cancer
                        Institute. Dr. Brawley has also been a
                        Commissioned Officer of the U.S. Public
                        Health Service since 1989 and Tenured
                        with the Research Officer Group since
                        February 1994. Dr. Brawley's
                        professional activities have included;
                        National Cancer Institute (NCI)
                        Coordinator and Project Officer of the
                        Prostate Cancer Prevention Trial, NCI
                        Coordinator of the Minority Based
                        Community Clinical Oncology Program, and
                        coauthor and associate investigator in
                        several protocols approved by the
                        National Institutes of Health Clinical
                        Center Investigational Review Committee.
                        Dr. Brawley has received such
                        distinguished honors as the Public
                        Health Service Commendation in 1993 and
                        the National Cancer Institute and the
                        Equal Employment Opportunity Officer's
                        Commendation in 1991 and 1993.
                        Additionally he has coauthored more than
                        21 publications. Dr. Brawley also
                        reviews for several prestigious
                        publications.

Class III Director Nominees
Orwin L. Carter, Ph.D.  Dr. Carter presently serves as a
Director since 1991     consultant with INCSTAR Corporation, an
Age: 52                 affiliate of Sorin Biomedica. From 1989
                        to March 1995, Dr. Carter served INCSTAR
                        in various capacities including
                        Chairman, C.E.O. and President. Dr.
                        Carter also currently serves on the
                        Board of Directors of Lifecore
                        Biomedical, Inc.

M. Christine Jacobs     Ms. Jacobs joined the Company as
Director since 1992     National Sales Manager in 1987 and  was
Age: 44                 subsequently  promoted to Vice President
                        of General Sales and Marketing. Since
                        1992, Ms. Jacobs has been President and
                        Chief Operating Officer of the Company
                        and in August 1993, Ms. Jacobs was
                        promoted to the position of Chief
                        Executive Officer while retaining the
                        position of President. Ms. Jacobs also
                        serves as a director of the Georgia
                        Biomedical Partnership, a non-profit
                        organization which promotes economic and
                        environmental development beneficial to
                        the growth of biomedical business within
                        Georgia.

    The Board of Directors held three meetings in the fiscal year ended December 31, 1994, and acted by unanimous written consent in lieu of a meeting in a number of instances. All members participated in all meetings. All Directors were involved in informal discussions prior to the signing of all unanimous written consents.

    The Board of Directors has established two standing committees and has assigned certain responsibilities to each of those committees.

    The Audit Committee, formed in 1991, met three times during fiscal year 1994. The Audit Committee reviews the independence, qualifications and activities of the Company's independent certified public accountants and the activities of the Company's accounting staff. The Audit Committee also recommends to the Board the appointment of the Company's independent certified public accountants and reviews and approves the Company's annual financial statements together with other financial reports and related matters. The Audit Committee is composed of Mr. Saunders and Dr. Carter, each of whom attended all meetings.

    The Compensation Committee, formed in 1990, met once during fiscal year 1994 and acted by unanimous written consent in lieu of a meeting in one instance. The Compensation Committee makes recommendations concerning remuneration of the Company's Chief Executive Officer. The Compensation Committee is composed of Dr. Carter and Mr. Klimkowski, each of whom attended the meeting.

    The Board of Directors has no Nominating Committee.

    Directors who are not officers of the Company receive $500 per meeting plus expenses as compensation for attending Board of Directors and Committee meetings.


                        Executive Officers

    The executive officers of the Company are set forth in the table below. All executive officers serve the Company under employment contracts.


  Executive Officer         Office and Other Information

M. Christine Jacobs     President and Chief Executive Officer
Age: 44                 since 1993. See information above under
                        Class III Director Nominees.

Bruce W. Smith          Treasurer  and  Chief Financial Officer
Age: 42                 of the  Company and Secretary of the
                        Board of Directors since 1989. Mr. Smith
                        has served in financial capacities with
                        the Company since joining it in January
                        1987.

                  REMUNERATION AND OTHER MATTERS

Executive Compensation

    The following table summarizes the compensation paid by the Company for services rendered during the years indicated to each of the Company's executive officers whose total salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1994.

                      Summary Compensation Table

                                                 Long-Term
                        Annual Compensation       Compen-
                                          Other    sation   All
                                          Annual   Number  Other
                   Fiscal                Compen-     of   Compen-
Principal Position  Year Salary(1) Bonus sation(2) Options sation

M. Christine Jacobs 1994 $100,010 $28,000   ---     ---     $102
 President & Chief  1993 $ 88,081 $16,667   ---   120,000   $143
 Executive Officer  1992 $ 74,102 $25,806   ---     ---      ---

  (3)



  (1) Includes amounts deferred under the 401(k) feature of the Company's Employee Savings Plan.

  (2) Excludes certain personal benefits, the total value of which was less than 10% of the total annual salary and bonus.

  (3) The Company has an agreement with Ms. Jacobs, dated August 1, 1993, which provides for her employment for the period commencing August 1, 1993 and expiring July 31, 1996. This agreement provides for a minimum annual salary of $100,000 plus an annual bonus determined by the Board of Directors utilizing certain criteria. In addition the agreement provides a severance package in the event of termination of up to six months' salary and other related benefits.

    The following table sets forth information concerning the value of unexercised options as of December 31, 1994 held by Ms.
Jacobs. No stock appreciation rights have ever been issued by the Company.


Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values Table


                                                    Value of
                                        Number of  Unexercised
                                       Unexercised In-the-Money
                                       Options on   Options on
                                       December 31, December 31,
                     Shares                1994         1994
                    Acquired           Exercisable/ Exercisable/
  Name                 on      Value       Un-          Un-
                     Exercise Realized  exercisable  exercisable

M. Christine Jacobs     0       $0       157,570/     $165,096/
                                         100,000      $ 27,500


     Board Compensation Committee Report on Executive Compensation. The Compensation Committee has a policy that a significant portion of the Chief Executive Officer's pay should be related to the performance of the Company. Historically, it has been the Company's policy to establish employees' base salaries at rates below what the Committee believes the officers could command in the market and supplement these base salaries with bonuses, if justified, based on the Company's and individual's performance. The Committee believes this policy is reflected, for example, in the terms of the Chief Executive's employment contract and criteria for a performance bonus.

     At the beginning of 1994, the Committee established criteria for the C.E.O.'s performance bonus based upon a combination of dollar sales levels and dollar after tax profitability. A matrix (the "Matrix") was established with cells within the Matrix representing specific combinations of sales and profits. Performance falling within a particular cell would result in a bonus to the C.E.O. expressed as a percent of the C.E.O.'s base salary. This Matrix, which allowed for bonuses running from 5% to 100% of the C.E.O.'s base salary, was constructed to reward the C.E.O. for reaching specific combinations of sales and profit levels with higher sales and profit resulting in a larger bonus. The percentages within the Matrix recognize both the benefit to the Company of reaching certain sales and profit levels and to a lesser extent the Committee's assessment of the compensation the C.E.O. could obtain in the market. In addition to the bonus called for in the Matrix, the Committee also has the option of awarding the C.E.O. an additional bonus of up to 10% of her base salary. This bonus which is subjectively determined by the Committee is based on less quantifiable measures of performance (i.e., problem resolution, marketing program development and execution, internal processes and procedures development, cash management and expense control, and the effective and efficient application of available resources to ensure both short-term and long-term Company health).

     Based upon the above criteria, Ms. Jacobs, the Company's
C.E.O., was awarded a 28% bonus or $28,000. The 28% represents an 18% bonus called for by the Matrix plus a 10% bonus for the less quantifiable measures of performance.




/s/ Orwin L. Carter                  /s/ Charles R. Klimkowski
Orwin L. Carter, Ph.D.               Charles R. Klimkowski

  The Following table summarizes the cumulative total return on investment in the Company's Common Stock for fiscal years 1989 through 1994:



           Comparison of Five Year - Cumulative Returns


                                  1989 1990 1991 1992 1993 1994

Theragenics Corporation            100  150  875 1100  850  475
Nasdaq Stock Market (US Companies) 100   85  136  159  181  177
Nasdaq Pharmaceuticals Stocks      100  120  319  266  237  178


   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Dr. Orwin Carter and Mr. Charles Klimkowski, directors of the Company and members of the Company's Compensation Committee, received $2,500 and $500 respectively for consulting services rendered to the Company.



                       PROPOSAL NUMBER TWO

          RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS


  Stockholders will be asked to vote for a proposal to ratify the appointment of Grant Thornton as the independent public accountants of the Company for the fiscal year ending December 31, 1995. Grant Thornton has been the independent public accountants for the Company since fiscal year 1989. If the stockholders, by affirmative vote of the holders of a majority of the votes cast, do not ratify this appointment, the Board of Directors will reconsider its action and select other independent public accountants without further stockholder action.

  A representative of Grant Thornton is expected to be present at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if such representative desires to do so.

  The Board of Directors recommends that the stockholders vote
FOR ratification of the appointment of Grant Thornton as the independent public accountants of the Company.

                      PROPOSAL NUMBER THREE

              APPROVAL OF THE 1995 STOCK OPTION PLAN

Background and Description

  As of April 3, 1995, the Board of Directors adopted the Theragenics Corporation, 1995 Stock Option Plan (the "1995 Plan") subject to subsequent approval by the shareholders. The 1995 Plan is intended to provide participants an additional incentive to achieve the Company's objectives by giving them an opportunity to increase their stock ownership in the Company. The 1995 Plan is designed to preserve cash, tie key employees to the Company and induce qualified individuals to serve on Theragenics Corporation's Board of Directors. By giving options as an alternative to competitive remuneration for employee and director services, the Company has been able to preserve cash needed for capital investment and expansion of marketing programs and by establishing option vesting schedules of up to five years the Company has created an incentive for employees, who are otherwise less than competitively remunerated, to stay with the Company.

  The 1995 Plan provides that options may be granted for the purchase of up to 500,000 shares of Common Stock, subject to adjustment upon changes in capitalization.

  Options may be granted only to employees and directors of the Company. The Company receives no consideration upon the granting of an option. The options may be granted either as incentive stock options (which qualify for certain favorable tax consequences, as discussed below), or as non-qualified stock options, but no options may be granted after April 3, 2005.

   The 1995 Plan is administered by the 1995 Option Plan Committee (the "Committee") of the Board of Directors or the Board of Directors, which selects the recipients of options. The Committee or Board also determines the number of shares, the exercise price, the term, any conditions on exercise, the consequences of any termination of employment, and other terms of each option. In the case of an option intended to be an incentive stock option, the term of the option may not exceed ten years from the date of grant and the option price may not be less than 100% of the fair market value per share on the date of grant. With respect to non-qualified stock options, there is no limit on the term of the option, and the option price may not be less than 100% of the fair market value per share on the date of grant. For options granted at an option price equal to the fair market value on the date of grant, no compensation expense is incurred, either at the time of grant or upon exercise. The exercise price is payable in full upon exercise, and payment may be made in cash, by delivery of shares of Common Stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. The market value per share of the Common Stock on May 5, 1995, was $5.625, as determined by reference to the closing bid price as reported in the NASDAQ system. In the discretion of the Committee or Board, options under the 1995 plan may include a "reload option". A reload option, if included in the original option, would be triggered when an optionee paid the exercise price of all or a portion of the original option by delivering shares of Common Stock. In that event, the optionee would automatically be granted an additional option to acquire the same number of shares as had been delivered to pay such exercise price. The reload option would be subject to all of the terms and conditions of the original option, except that the option price per share would be equal to the fair market value of the Common Stock on the date the original option was exercised, and except that the Committee or Board could specify additional conditions or contingencies, such as continued employment by the Company or holding of the shares acquired upon exercise of the original option for a specified period of time. No options are presently outstanding under the 1995 Plan.

  Options granted under the 1995 Plan may not be transferred by an optionee other than by will or by the laws of descent and distribution.

  The Board of Directors has the right at any time to terminate or amend the 1995 Plan, but no such action may terminate options already granted or otherwise affect the rights of any optionee under any outstanding option without the optionee's consent. Without shareholder approval, the Board may not amend the 1995 Plan to (i) increase the total number of shares of stock subject to option, or (ii) change or modify the class of eligible participants.

Federal Income Tax Consequences

  There are no federal income tax consequences to an optionee or to the Company on the granting of options. Federal tax consequences upon exercise will vary depending on whether the option is an incentive stock option or a non-qualified option.

  Incentive Stock Options. When an optionee exercises an incentive stock option, the optionee will not recognize any taxable income at that time, and the Company will not be entitled to a deduction. The optionee will recognize capital gain or loss at the time of disposition of shares acquired through the exercise of an incentive stock option if the shares have been held for at least two years after the option was granted and one year after it was exercised. The Company will not be entitled to a tax deduction if the optionee satisfies these holding period requirements. The federal income tax advantage to the holder of incentive stock options who meets the holding-period requirements is a deferral, until the acquired stock is sold, of taxation of any increase in the stock's value from the time of grant of the option to the time of its exercise, and taxation of such gain, at the time of sale, as capital gain rather than ordinary income.

  For the purpose of calculating tax upon disposition where stock is surrendered in payment of the option price, the capital gains holding period and basis of the new shares, to the extent of the old shares surrendered, is the same as for the old shares; the holding period for the additional shares (that is, the shares received on exercise in excess of the old shares surrendered) begins on the date the option is exercised, and such additional shares have a basis equal to the amount, if any, of the price of the option stock paid in cash.

     If the holding period requirements are not met, then upon sale of the shares the optionee generally recognizes as ordinary income the excess of the fair market value of the shares at the date of exercise over the option price; any increase in the value of the option stock subsequent to exercise is long or short-term capital gain to the optionee depending on the optionee's holding period for the stock. However, if the sale is for a price less than the value of the shares on the date of exercise, the optionee may recognize ordinary income only to the extent the sales price exceeded the option price. In either case, the Company is entitled to a deduction to the extent of ordinary income recognized by the optionee.

     Non-Qualified Stock Options. Generally, when an optionee exercises a non-qualified stock option the optionee recognizes income in the amount of the aggregate fair market value of the shares received upon exercise, less the aggregate amount paid for those shares, and the Company may deduct as an expense the amount of income so recognized by the optionee, provided that the Company satisfies certain tax withholding requirements. The holding period of the acquired shares begins upon the exercise of the option, and the optionee's basis in the shares is equal to the fair market value of the acquired shares on the date of exercise.

     If the optionee pays all or part of the purchase price by delivering to the Company shares of Common Stock, there are no federal income tax consequences to the optionee or the Company to the extent of the number of shares so delivered. As to any additional shares issued, the optionee recognizes income equal to the aggregate fair market value of the additional shares received, less any cash paid to the Company, and the Company is allowed to deduct the amount of such income, provided that the Company satisfies certain tax withholding requirements. The holding period and basis of the new shares, to the extent of the number of old shares delivered, is the same as for the old shares. The holding period for the additional shares begins on the date the option is exercised, and the basis in those additional shares is equal to their fair market value on the date of exercise.

 Vote Required and Recommendation of the Board

     The 1995 Plan is being submitted for shareholder approval in order to obtain the benefits provided by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and by Section 422 of the Internal Revenue Code. Rule 16b-3 exempts officers and directors engaging in certain stock transactions from short-swing trading liability under Section 16(b) of the 1934 Act. Section 422 of the Internal Revenue Code requires shareholder approval in order for options under the 1995 Plan to be treated as incentive stock options. See "Federal Income Tax Consequences - Incentive Stock Options", above.

     The affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting is required to approve the adoption of the 1995 Plan, assuming the presence of a quorum. The 1995 Plan provides that if it has not been approved by the shareholders by July 31, 1995, it will terminate on that date and all options previously granted thereunder will be void and may not be exercised.

     Recognizing the significant contributions of the employees and directors to date and the need to motivate, compensate and assure the retention of employees and directors as the Company grows, the Board of Directors strongly recommends a vote "FOR" approval of the adoption of the 1995 Plan.


               COMPLIANCE WITH FILING REQUIREMENTS

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, officers, directors, and beneficial owners of more than ten percent of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission reporting their beneficial ownership of the Common Stock at the time they become subject to the reporting requirements and changes in beneficial ownership occurring thereafter. Based on a review of the reports submitted to the Company and written representations from persons known to the Company to be subject to these reporting requirements, the Company believes that its executive officers and directors complied with the Section 16(a) requirements, except that one transaction of Mr. Klimkowski's was reported one month late.


                      STOCKHOLDERS PROPOSALS

     Stockholders of Theragenics may submit proposals for inclusion in the proxy materials. These proposals must meet the stockholder eligibility and other requirements of the Securities and Exchange Commission. In order to be included in the Company's 1996 proxy material, a stockholder's proposal must be received not later than December 31, 1995 at Theragenics Corporation offices, 5325 Oakbrook Parkway, Norcross, Georgia 30093, ATTN.:
Secretary.

     In addition, Theragenics' By-Laws provide that in order for business to be brought before the Annual Meeting, a stockholder must deliver or mail written notice to the principal executive offices of the Company, which written notice is received not less than 60 days nor more than 90 days prior to the date of the meeting. The notice must state the stockholder's name, address, number and class of shares of Theragenics stock held, and briefly describe the business to be brought before the meeting, the reasons for conducting such business at the Annual Meeting, and any material interest of the stockholder in the proposal.

     The By-Laws also provide that if a stockholder intends to nominate a candidate for election as a Director, the stockholder must deliver written notice of his or her intention to the Secretary of the Company. The notice must be received not less than 60 days nor more than 90 days before the date of the meeting of stockholders. The notice must set forth the name and address of, and the number of shares owned by, the stockholder (and that of any other stockholder known to be supporting said nominee). The notice must also set forth the name of the nominee for election as a Director, the age of the nominee, the nominee's business address and experience during the past five years, the number of shares of stock of the Company beneficially held by the nominee, and such other information concerning the nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee. In addition, the notice must include the consent of the nominee to serve as a Director of Theragenics if elected.


                          MISCELLANEOUS

     The Company will furnish without charge a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 1994, including financial statements and schedules, to any record or beneficial owner of its Common Stock as of May 5, 1995, who requests a copy of such Report. Any request for the 10-K Report should be in writing addressed to: Ron Warren, Director of Investor Relations,

Theragenics Corporation, 5325 Oakbrook Parkway, Norcross, GA 30093. If the person requesting the Report was not a shareholder of record on May 5, 1995, the request must include a representation that such person was a beneficial owner of Common Stock of the Company on that date. Copies of any exhibits to the Form 10-K will be furnished on request and upon payment of the Company's expenses in furnishing such exhibits.


                          OTHER MATTERS

     Management is not aware of any matters to be presented for action at the meeting other than those set forth in this Proxy Statement. However, should any other business properly come before the meeting, or any adjournment thereof, the enclosed Proxy confers upon the persons entitled to vote the shares represented by such Proxy discretionary authority to vote the same in respect of any such other business in accordance with their best judgment in the interest of the Company.




Norcross, Georgia
May 26, 1995